UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 06, 2025

ContextLogic Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39775	27-2930953
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2648 International Blvd., Ste 115
Oakland, California		94601
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 965-8476

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	LOGC	Nasdaq Global Select Market
Preferred Stock Purchase Rights	N/A	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

DOCPROPERTY "DOCID" \* MERGEFORMAT DOC ID - 48048868.1

Item 1.01 Entry into a Material Definitive Agreement.

Amended and Restated Investment Agreement

As previously disclosed, on February 24, 2025, ContextLogic Inc., a Delaware corporation (the “Company”), entered into an investment agreement (the “Original Investment Agreement”) with ContextLogic Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Holdings”), and BCP Special Opportunities Fund III Originations LP, a Delaware limited partnership (the “Investor”). On March 6, 2025, the Company entered into an Amended and Restated Investment Agreement (the “A&R Investment Agreement”) with Holdings and the Investor amending and restating the Original Investment Agreement. The A&R Investment Agreement provides for the issuance and sale by Holdings of an aggregate of up to 150,000 Class A convertible preferred units (the “Preferred Units”) for an aggregate purchase price of up to $150,000,000 (the “Investment Transaction”). An initial closing of the Investment Transaction occurred on March 6, 2025 (the “Initial Closing”) whereby Holdings issued and sold 75,000 Preferred Units to the Investor for an aggregate purchase price of $75,000,000. In connection with an Acquisition (as defined below), Holdings may, at its option, issue an additional 75,000 Preferred Units to the Investor for an aggregate purchase price of $75,000,000. The Company and Holdings intend to use the net proceeds from the issuance and sale of the Preferred Units as cash on hand to finance the future acquisition of assets or a target business (the “Acquisition”).

Preferred Units

The relative designations, rights, preferences, powers, restrictions, and limitations relating to the Preferred Units are set forth in that certain Amended and Restated Limited Liability Company Agreement of Holdings (the “A&R LLCA”) which was entered into at the Initial Closing. The Preferred Units have a preferred return rate of 4.00% per annum prior to the Acquisition, and 8.00% per annum thereafter, in each case accruing daily and, to the extent not paid in cash, compounds quarterly. The Preferred Units are convertible at the option of the holders of the Preferred Units into Class B common units (the “Common Units”) of Holdings at the Class A Conversion Ratio (as defined in the A&R LLCA) and subject to adjustment as set forth in the A&R LLCA. Pursuant to the A&R LLCA, the Preferred Units also have certain voting and consent rights and, commencing on or after the fifth (5th) anniversary of the Acquisition, subject to certain limitations, are subject to redemption at the option of Holdings. If no Acquisition has been consummated on or prior to the second (2nd) anniversary of the Initial Closing, the holders of the Preferred Units have the right to require Holdings to redeem all of the outstanding Preferred Units for cash.

Board Matters

Prior to the Initial Closing, Ted Goldthorpe and Mark Ward were appointed by the current members of the board of directors of the Company (the “Board”) to serve as directors on the Board and the Company agreed to maintain customary directors’ and officers’ liability insurance consistent with its past practice. If at any time following the Initial Closing, less than two persons affiliated with the Investor are serving on the Board, the Investor shall be entitled to appoint: (a) if the Investor holds at least 10% of the outstanding Common Units of Holdings on a fully diluted basis, up to one (1) observer to the Board and any committee thereof; and (b) if the Investor holds at least 20% of the outstanding Common Units of Holdings on a fully diluted basis, up to a total of two (2) observers to the Board.

Contribution

Prior to the Initial Closing, the Company entered into a contribution agreement with Holdings (the “Contribution Agreement”) pursuant to which the Company contributed $141,702,000 and committed to contribute an aggregate additional $5,000,000 in currently restricted cash in April and September of 2025 to Holdings in exchange for 26,332,115.38 Common Units.

The foregoing descriptions of the terms of the A&R Investment Agreement, the Preferred Units, the A&R LLCA and the Contribution Agreement, and the transactions contemplated thereby, do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the A&R Investment Agreement, the A&R LLCA and the Contribution Agreement, which are attached hereto as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Directors

On March 6, 2025, the Board appointed Ted Goldthorpe and Mark Ward as directors of the Board (collectively, the “New Directors”), with Mr. Goldthorpe serving as Chairman. Each of Mr. Goldthorpe and Mr. Ward were also appointed to the Compensation Committee and Nominating and Corporate Governance Committee of the Board. On March 10, 2025, the Board created the ad hoc Transformation Committee of the Board and appointed Mr. Bajaj, Mr. Goldthorpe and Mr. Ward, serving as Chairman.

The Board will continue to be divided into three classes, with Rishi Bajaj and Mark Ward serving as Class I directors for a term expiring at the Company’s 2026 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

Michael Farlekas, Marshall Heinberg and Ted Goldthorpe serving as Class II directors for a term expiring at the Company’s 2027 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified; and Elizabeth LaPuma and Richard Parisi serving as Class III directors for a term expiring at the Company’s 2025 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

Ted Goldthorpe, age 48. Ted Goldthorpe is a Partner at BC Partners, where he leads BC Partners Credit, a platform that he co-founded in 2017. Previously, Ted was President at Apollo Investment Corporation, Chief Investment Officer of Apollo Investment Management, and Senior Portfolio Manager, U.S. Opportunistic Credit. At Apollo, he was also a member of the Senior Management Committee and oversaw its US Opportunistic Credit platform. Prior to this, Ted was a Managing Director of the Special Situations Group at Goldman Sachs and ran the Bank Loan and Distressed Investing Desk.

Mark Ward, age 30. Mark Ward is a Principal on the Credit team at BC Partners, having first joined the team in 2020. Prior to that Mark worked in the Restructuring Group at Houlihan Lokey.

Other than the A&R Investment Agreement as set forth in this Current Report, there are no arrangements or understandings between any of the New Directors and any other person pursuant to which any of the New Directors was selected as a director, and there are no transactions between any of the New Directors and the Company that would require disclosure under Item 404(a) of Regulation S-K.

As non-employee directors, each of the New Directors will receive compensation according to the Company’s non-employee director compensation program. In addition, the Company will enter into an indemnification agreement with each of the New Directors in connection with their appointment to the Board in substantially the form entered into with each of the other officers and directors of the Company, which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 7, 2024 and incorporated by reference herein.

CEO Employment Agreement

On March 6, 2025, upon the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), the Board approved, and the Company entered into, an employment agreement for Mr. Rishi Bajaj to serve as the Company’s Chief Executive Officer, including a revised compensation package (the “Employment Agreement”), effective March 6, 2025 (the “Effective Date”). The Employment Agreement supersedes that certain Offer Letter, dated April 2, 2024, by and between Mr. Bajaj and the Company in its entirety. Under the terms of the Employment Agreement, Mr. Bajaj will continue to serve as Chief Executive Officer of the Company for a base salary of $550,000 per year with the potential for an annual bonus based on the achievement of specified performance criteria and in such amount, not to exceed 150% of base salary, as determined by the Compensation Committee.

On the Effective Date, Mr. Bajaj was awarded 2,372,216.60 Class P units (the “Class P Units”) in Holdings, consisting of (i) an award of 474,443.55 time-based Class P Units (the “Time Vesting Grant”) which will vest over time, in four (4) equal installments, subject to Mr. Bajaj’s continuous service, with 25% of the Time Vesting Grant vesting on the first anniversary of the Effective Date and an additional 25% on each anniversary thereafter; and (ii) an award targeted at 1,423,329.50 performance-based Class P Units (the “Performance Vesting Grant”) which will be earned and will vest based on the achievement of specified performance criteria, up to a maximum of 1,897,773.05 performance-based Class P Units, subject to Mr. Bajaj’s continuous service through the four (4) year anniversary of the Effective Date.

If Mr. Bajaj’s employment is terminated due his death or Disability (as defined in the Employment Agreement), then (a) Mr. Bajaj would be entitled to receive the earned but unpaid portion of any bonus earned in respect of any completed period prior to the date of termination; (b) the Time Vesting Grant will immediately vest upon termination; and (c) the Performance Vesting Grant will remain outstanding through the four (4) year anniversary of the Effective Date and will vest as follows: (A) 711,665.32 of the Class P Units will vest upon the date the performance metrics applicable to such Class P Units are achieved; (B) 711,664.18 of the Class P Units will vest upon the date the performance metrics applicable to such Class P Units are achieved; and (C) 474,443.55 of the Class P Units will vest upon the date the performance metrics applicable to such Class P Units are achieved.

If Mr. Bajaj’s employment is terminated by the Company without Cause (other than by reason of Disability) or by Mr. Bajaj for Good Reason (as such terms are defined in the Employment Agreement), then (a) Mr. Bajaj would be entitled to receive the earned but unpaid portion of any bonus earned in respect of any completed period prior to the date of termination; (b) the Time Vesting Grant will immediately vest upon termination; and (c) the Performance Vesting Grant will remain outstanding through the four (4) year anniversary of the Effective Date and will vest as follows: (A) 711,665.32 of the Class P Units will vest upon the later of (x) the two (2) year anniversary of the Effective Date or (y) the date the performance metrics applicable to such Class P Units are achieved; (B) 711,664.18 of the Class P Units will vest upon the later of (x) the three (3) year anniversary of the Effective Date or (y) the date the performance metrics applicable to such Class P Units are achieved; and (C) 474,443.55 of the Class P Units will vest upon the four (4) year anniversary of the Effective Date provided the performance metrics applicable to such Class P Units are achieved.

The receipt of the benefits described above are subject to Mr. Bajaj’s execution of the Company’s standard general release of claims.

The foregoing summary of the Employment Agreement for Mr. Bajaj does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Employment Agreement, which is attached hereto as Exhibit 10.5 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	A&R Investment Agreement, dated as of March 6, 2025, by and among ContextLogic Inc., ContextLogic Holdings, LLC and BCP Special Opportunities Fund III Originations LP.
10.2	Amended & Restated Limited Liability Company Agreement, dated as of March 6, 2025, among ContextLogic Holdings, LLC and the members named therein.
10.3	Contribution Agreement, dated as of March 6, 2025, by and between ContextLogic Inc. and ContextLogic Holdings, LLC.
10.4	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 7, 2024).
10.5	Employment Agreement, dated March 6, 2025, by and between ContextLogic Inc. and Rishi Bajaj.
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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ContextLogic Inc.

Date:	March 11, 2025	By:	/s/ Rishi Bajaj
Rishi Bajaj Chief Executive Officer Principal Executive Officer